Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 10, 2020, is entered into among FAT Brands Inc., a Delaware corporation (“Parent”), Fog Cutter Acquisition, LLC, a Delaware limited liability company (“Merger Sub”), Fog Cutter Capital Group Inc., a Delaware corporation (the “Company”), and Fog Cutter Holdings, LLC, a Delaware limited liability company (the “Holder”).

Recitals

WHEREAS, on December 9, 2020, Parent formed Merger Sub as its wholly owned subsidiary upon the filing of a Certificate of Formation with the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act (the “DLLC Act”);

WHEREAS, as of the date hereof, the Company owns a total of 9,679,288 shares (“Company Held Parent Common Stock”) of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”);

WHEREAS, immediately prior to the Effective Time, the Holder will own or control, directly or indirectly, 7,372,419 shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”);

WHEREAS, on the terms and subject to the conditions set forth herein, the parties intend that the Company be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, at the Effective Time (as defined herein), the shares of the Company Held Parent Common Stock will be cancelled;

WHEREAS, prior to the Effective Time, but subject to and conditioned upon the satisfaction or valid waiver of the Conditions to Closing set forth in Article VIII, Parent will distribute and pay a dividend to all holders of Parent Common Stock other than the Company (which is unconditionally and irrevocably waiving any rights to such dividend as set forth in this Agreement) an aggregate total of 521,298 shares of its Series B Cumulative Preferred Stock (liquidation preference $25.00 per share) (“Parent Preferred Stock”) at a rate of 0.2319998077 shares of Parent Preferred Stock for every share of Parent Common Stock held by such holders of Parent Common Stock (the foregoing, the “Parent Preferred Stock Issuance”);

WHEREAS, at the Effective Time, each share of Company Common Stock issued and outstanding will be converted into the right to receive shares of Parent Common Stock at the Company Common Stock Exchange Ratio;

WHEREAS, the members of a special committee of the board of directors of Parent comprised of directors who have been determined by such Board of Directors to be independent within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (referred to as the SEC) and the director independence standards of NASDAQ as currently in effect, have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Preferred Stock Issuance, are advisable, fair to and in the best interests of Parent and its stockholders (other than FCCG), and (b) approved this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Preferred Stock Issuance) and (b) recommended that the Board of Directors of Parent (other than Andrew A. Wiederhorn) approve the execution and delivery of this Agreement by the Company and Merger Sub and the consummation by the Company and Merger Sub of the transactions contemplated hereby;

WHEREAS, the board of directors of the Company (the “Company Board”) (other than Andrew A. Wiederhorn), has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of Parent (other than Andrew A. Wiederhorn) and the sole member and manager of Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Preferred Stock Issuance, are advisable, fair to and in the best interests of Parent, Merger Sub and their respective stockholders or members, respectively, and (b) approved and adopted this Agreement and approved the consummation of transactions contemplated hereby, including the Merger and the Preferred Stock Issuance.

WHEREAS, stockholders representing over a majority of the outstanding shares of Company Common Stock have by written consent approved the Merger, adopted this Agreement, and the transactions contemplated hereby in accordance with Section 264 of the DGCL; and

WHEREAS, Parent, as the sole member holding 100% of the outstanding limited liability company membership interests of Merger Sub, has by written consent approved the Merger and the transactions contemplated hereby and adopted this Agreement in accordance with Section 18-209 of the Delaware limited liability company act.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Acquired Group” means the Company and the Included Subsidiaries.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

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“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.12(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.10(a).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Per Share Merger Consideration” means 1.148369663 shares of Parent Common Stock for each share of Company Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” has the meaning set forth in the recitals.

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“Company Common Stock Exchange Ratio” means 1.148369663 shares of Parent Common Stock for each Share.

“Company Held Parent Common Stock” has the meaning set forth in the recitals.

“Company Group” means the Company and its subsidiaries, including the Included Subsidiaries and the Excluded Subsidiaries, but excluding Parent.

“Company Group Intellectual Property” means all Intellectual Property that is owned or held for use by any member of the Company Group.

“Company Group IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which any member of the Company Group is a party, beneficiary or otherwise bound.

“Company Group IP Registrations” means all Company Group Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company Loan Facility” means the Unsecured Line of Credit Agreement dated effective as of January 1, 2018, by and among Andrew A. Wiederhorn and the Company and the promissory note related thereto, each as amended from time to time.

“Company Reverse Stock Split” means the “Reverse Stock Split” as such term was defined in the Certificate of Amendment to the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on August 20, 2020, as corrected by the Certificate of Correction filed with the Delaware Secretary of State on September 4, 2020 (together, the “Certificates of Amendment and of Correction”) and the other transactions or matters described in or resulting from the filing of the Certificates of Amendment and of Correction.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“DGCL” has the meaning set forth in the recitals.

“Deductible” has the meaning set forth in Section 6.04(a).

“Direct Claim” has the meaning set forth in Section 6.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.09.

“DLLC Act” has the meaning set forth in the recitals.

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“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Employees” means those Persons employed by any member of the Company Group immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, equitable interest, option, right of way, right of first refusal, charge, claim, easement, encroachment or other similar encumbrance, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” means Fatburger Restaurants of New Jersey, Inc., Fatburger Hong Kong, Fatburger Restaurants International, Inc., Fatburger Restaurants China, LLC, Fatburger Restaurants Macau Co, Ltd., Buffalo’s Café Palmdale LLC, BFCI Palm Desert LLC, Jost Restaurant Financing Inc., Cole’s Backyard Grill Franchising, LLC, PON Realty I, Inc. and PON Properties I, Inc. and any other subsidiary or Person in which the Company directly or indirectly holds an interest, other than the Included Subsidiaries.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holder” has the meaning set forth in the preamble.

“Included Subsidiaries” means Fog Cap Acceptance Inc., a Delaware corporation, Fog Cap Development LLC, an Oregon limited liability company, Homestyle Dining LLC, a Delaware limited liability company, and BC Canyon LLC, a Delaware limited liability company.

“Indebtedness” means, without duplication and with respect to the Company and any of the Included Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company or any Included Subsidiary on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the Merger or the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

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“Indemnified Party” has the meaning set forth in Section 6.04.

“Indemnifying Party” has the meaning set forth in Section 6.04.

“Insurance Policies” has the meanings set forth in Section 3.19.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (h) all other intellectual or industrial property and proprietary rights.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge” means, when used with respect to the Company, the actual knowledge of any of Andrew A. Wiederhorn, Ron Roe, Warren Christiansen or Scott Stevenson, after reasonable due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

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“Licensed Intellectual Property” means all Intellectual Property in which any member of the Company Group holds any rights or interests granted by other Persons.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company Group, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God, (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies (including the pandemic caused by COVID-19); or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii), (vi), (viii) or (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company Group compared to other participants in the industries in which the Company Group conducts its businesses.

“Material Contract” has the meaning set forth in Section 3.08(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the product of (a) the Closing Per Share Merger Consideration multiplied by (b) the Shares outstanding as of immediately prior to the Effective Time.

“Merger Sub” has the meaning set forth in the preamble.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” has the meaning set forth in the recitals.

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“Parent Preferred Stock” has the meaning set forth in the recitals.

“Parent Preferred Stock Issuance” has the meaning set forth in the Recitals

“Payment Date” means the date that the Parent completes the Parent Preferred Stock Issuance.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates and similar rights and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of any member of the Company Group for any Pre-Closing Tax Period.

“Qualified Benefit Plan” has the meaning set forth in Section 3.12(b).

“Real Property” means the real property owned, leased or subleased by any member of the Company Group, together with all buildings, structures and facilities located thereon.

“Registrable Securities” has the meaning set forth in Section 5.09(a).

“Registration Statement” has the meaning set forth in Section 5.09(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Reorganization” has the meaning set forth in Section 5.12.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Company Vote” means the adoption of this Agreement by the affirmative vote or consent of Stockholders representing a majority of the outstanding Shares.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

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“Shares” means shares of Company Common Stock.

“Solvent” means when, used with respect to any Person, that as of any applicable date or time of determination, (a) the fair salable value (determined on a going concern basis) of such Person’s assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or with respect to its Indebtedness or other obligations.

“Stockholder” means a stockholder of the Company as of the date of this Agreement.

“Stockholder Notice” has the meaning set forth in Section 5.02.

“Surviving Company” has the meaning set forth in Section 2.01.

“Tax Asset” shall mean any Tax asset, including without limitation, any refund, net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, tax attribute that could be carried forward or back to reduce Taxes, or other credit or tax benefit (including deductions and credits related to alternative minimum Taxes).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, real estate transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (b) any liability for any amounts of the type described in clauses (a), (c) and (d) hereof of a predecessor entity; (c) any liability for the payment of any amounts of the type described in clauses (a), (b) or (d) hereof as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement); and (d) any liability for the payment of any amounts of the type described in clauses (a), (b) or (c) hereof as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement to make any payment determined by reference to the Tax liability of a third party.

“Third-Party Claim” has the meaning set forth in Section 6.05(a).

“Third Party Obligations” means those loans and other financing arrangements or financial obligations listed on Schedule 2.03(A)(VII) of the Disclosure Schedules.

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“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Written Consent” has the meaning set forth in Section 5.02.

Article II

Merger

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and DLLC Act, at the Effective Time, (a) the Company will merge with and into Merger Sub, and (b) the separate corporate existence of the Company will cease and Merger Sub will continue its corporate existence under the DLLC Act as the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”).

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Los Angeles, California time, no later than one Business Day after the last of the conditions to Closing set forth in Article VIII has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Loeb & Loeb LLP, 10100 Santa Monica Boulevard, Suite 2200, Los Angeles, CA 90067 or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Closing Deliverables.

(a) At or prior to the Closing the Company shall deliver to Parent the following:

(i) executed copies of any agreements executed in connection with this Agreement to which the Company is a party or signatory, to be effective on the Closing Date;

(ii) written resignations of the directors and officers of the Company pursuant to Section 5.03, to be effective on the Closing Date;

(iii) Certificates dated no later than twelve (12) Business Days prior to the Closing certified by the Secretaries of State of the state of formation of the Company and each of the Included Subsidiaries and each state in which the Company or the Included Subsidiaries are qualified or registered to do business, as applicable, confirming that the Company and each of the Included Subsidiaries is in good standing in such state;

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(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, (2) all actions by written consent of the Stockholders approving the Merger and adopting this Agreement, (3) all notices to or consents or authorizations from, any third parties or Governmental Authorities necessary for the consummation of the Merger by the Company without violating any Contract or Law applicable to the Company or any of the Included Subsidiaries; (B) all such resolutions, actions by written consent, notices and consents or are in full force and effect and such resolutions and actions by written consent are all the resolutions and actions by written consent adopted in connection with the transactions contemplated hereby and thereby; and (C) that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(v) evidence in form and substance reasonably satisfactory to Parent that the Holder has implemented or caused the implementation of the Reorganization;

(vi) evidence in form and substance reasonably satisfactory to Parent of the termination of all Related Party Arrangements, including full waivers and release of the Company and the Included Subsidiaries from all known and unknown claims from all counter-parties thereto, as applicable;

(vii) evidence in form and substance reasonably satisfactory to Parent that the maturity or other payment date of all Third Party Obligations has been extended to no earlier than April 30, 2021;

(viii) a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company or in any Included Subsidiary is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)); and

(ix) an unconditional and irrevocable waiver in form and substance reasonably satisfactory to Parent of any and all dissenters or appraisal rights of the Holder with respect to the Merger.

(b) At or prior to the date hereof, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) executed copies of any agreements executed in connection with this Agreement to which Parent is a party or signatory, to be effective on the Closing Date; and

(ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, (B) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (C) that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(c) At the Effective Time, Parent shall issue to each Stockholder their proportionate Merger Consideration, which Merger Consideration shall be approved for listing on Nasdaq prior to the Effective Time, subject to official notice of issuance.

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Section 2.04 Effective Time. Subject to the provisions of this Agreement, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and DLLC Act and shall make all other filings or recordings required under the DGCL and the DLLC Act to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL and DLLC Act (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and DLLC Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 2.06 Certificate of Formation; Limited Liability Company Agreement. At the Effective Time, (a) the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of formation of the Surviving Company or as provided by applicable Law.

Section 2.07 Directors and Officers. The managers, directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the managers, directors and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

Section 2.08 Effects of the Merger on Equity Interests. As a result of and in connection with the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder or other Person:

(a) Cancellation of Certain Parent Common Stock. Upon the Effective Time, the shares of the Company Held Parent Common Stock shall be deemed surrendered to Parent and automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. Except as set forth in the immediately preceding sentence, each share of Parent Common Stock outstanding immediately prior to the Effective Time shall remain unchanged and continue to remain outstanding as a share of Parent Common Stock.

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(b) Conversion of Company Common Stock. Upon the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, but after the cancellation of the shares of the Company Held Parent Common Stock pursuant to Section 2.08(a) (other than Dissenting Shares), shall be converted into the right to receive the Closing Per Share Merger Consideration on the terms and subject to the conditions set forth in this Agreement. In no event shall any holder of Shares be entitled to a fractional share of Parent Common Stock. Where the aggregate number of shares of Parent Common Stock to be issued to a holder of Shares would result in a fraction of Parent Common Stock being issuable, the number of Parent Common Stock to be received by such holder of Shares shall be rounded down to the nearest whole Parent Common Stock and such holder shall be paid cash in lieu for such fraction based on the closing stock price of Parent on the day immediately preceding the Closing Date.

(c) Conversion of Merger Sub Membership Interest. The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged as the only outstanding equity interests of the Surviving Company.

Section 2.09 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive the Closing Per Share Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Closing Per Share Merger Consideration for each Share, if any, to which such holder is entitled pursuant to Section 2.08(b), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent and the Company shall jointly participate in all negotiations and proceedings with respect to such demands. Neither Parent nor the Company shall, except with the prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.10 Surrender.

(a) At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall be converted in accordance with Section 2.08(b), and subject to Section 2.08(b) and Section 2.09, each holder of a certificate formerly representing any Shares (each, a “Certificate”) shall cease to have any rights as a stockholder or warrant holder of the Company.

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(b) As promptly as practicable following the date hereof and in any event not later than three Business Days thereafter, the Company shall mail to each record holder of the Shares a letter of transmittal in a form as reasonably agreed upon between the Company and Parent (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates representing the Shares in exchange for the Closing Per Share Merger Consideration pursuant to Section 2.08(b). Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive only the Closing Per Share Merger Consideration as provided in Section 2.08(b). The Parent shall, no later than the later of (i) the Closing Date or (ii) two Business Days after receipt of a Certificate formerly representing Shares (or delivery to the Exchange Agent of an “agent’s message” for any Shares held in book entry), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Parent may reasonably require in connection therewith, issue to the holder of such Certificate or book-entry Shares as provided in Section 2.08(b) with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled (or with respect to book-entry Shares and such Shares shall be cancelled). Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the portion of the Merger Consideration attributable to the Shares formerly represented thereby as provided in Section 2.08(b). If after the Effective Time, any Certificate formerly representing Shares is presented to the Parent, it shall be cancelled and exchanged as provided in this Section 2.10.

(c) Parent shall pay, or cause the Surviving Company to pay, all ordinary course charges and expenses in connection with the exchange of the Shares in connection with the Merger.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered (or held in book-entry), it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer (or other requirements of the depositary holding the book-entry Shares), and (ii) the Person requesting such payment shall pay to the Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Parent that such Tax has been paid or is not payable.

(e) Any portion of the Merger Consideration that remains unclaimed by the Stockholders six months after the Effective Time shall be returned to Parent, upon demand, and any such Stockholder who has not exchanged Certificates (or delivered an “agent’s message” for any Shares held in book entry) for the Merger Consideration in accordance with this Section 2.10 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration attributable thereto. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates (or Shares held in book-entry) for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Merger Consideration remaining unclaimed by Stockholders two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

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Section 2.11 No Further Ownership Rights in Shares. All Merger Consideration exchanged upon the surrender of Certificates formerly representing Shares in accordance with the terms hereof shall be deemed to have been exchanged in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate (or Shares held in book-entry format), and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Company. If, after the Effective Time, Certificates are properly presented to the Surviving Company, they shall be cancelled and exchanged only for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.13 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and proportionally adjusted to reflect such change.

Section 2.14 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Parent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.15 Withholding Rights. Each of the Parent, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law, provided that each of the Parent, Merger Sub and the Surviving Company, as applicable, shall use commercially reasonable efforts to, with at least 15 days advance notice, notify the Person in respect of which such deduction or withholding would be made of its intention to deduct and withhold such amounts and the reason therefor as soon as reasonably practicable, and such Person and each of the applicable parties will cooperate in good faith to reduce the amount of, or eliminate the necessity for, such withholding in accordance with applicable Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

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Section 2.16 Waiver of Dividend. The Company and Holder acknowledge and agree that they shall not receive any Parent Preferred Stock in the Parent Preferred Stock Issuance. The Company and Holder, each for and on behalf of itself and its successors and assigns, hereby unconditionally and irrevocably (a) waives (i) any and all rights to receive any Parent Preferred Stock pursuant to, in connection with or as a result of the Parent Preferred Stock Issuance and (ii) all rights to notice, whether under the certificate of incorporation or by-laws of Parent, applicable Law or otherwise, in connection with the Parent Preferred Stock Issuance, (b) directs Parent not to (i) issue any such Parent Preferred Stock to the Company or Holder or (ii) record or cause or permit Parent’s transfer agent to reflect the Company or Holder as a record or beneficial owner thereof and (c) authorizes, approves and consents to the Parent Preferred Stock Issuance in all respects and for all purposes of applicable Law. Each of the Company and Holder, for and on behalf of itself and its successors and assigns, hereby releases and discharges Parent, its successors and assigns from any and all claims and liabilities of any sort or description, whether asserted or unasserted, known or unknown or unknowable except with the passage of time, matured or unmatured, arising out of or relating to the Parent Preferred Stock Issuance. From and after the date of this Agreement, upon request of Parent, the Company and Holder will do all things, execute and deliver to Parent such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Section 2.16.

Article III

Representations and Warranties of THE HOLDER AND the Company

Except as set forth in the Disclosure Schedules, the Holder and the Company hereby jointly and severally represent and warrant to Parent that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing (except to the extent any such statement is expressly made as of a specified time, and then as of such specified time).

Section 3.01 Organization and Qualification of the Company Group. Each member of the Company Group is duly organized, validly existing and in good standing under the Laws of the state it is incorporated in or formed and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would be material to the Company Group as a whole.

Section 3.02 Authority; Board Approval.

(a) The Company has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and, by each other member of the Company Group, as applicable. The Requisite Company Vote, which has been obtained, is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

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(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of the directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 264 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of the Company (“Company Charter Documents”) or the organizational or governing documents of any other member of the Company Group; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to any member of the Company Group; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate modify or cancel any contract that any member of the Company Group is a party to or by which any such member of the Company Group is bound or to which any of their respective properties or assets are subject or any Permit affecting the properties, assets or business of any member of the Company Group, or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any member of the Company Group.. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 10,100,000 Shares, of which 8,428,721 Shares are issued and outstanding as of the close of business on the date of this Agreement.

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(b) Section 3.04(b) of the Disclosure Schedules set forth the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person as of the date of this Agreement.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock or other equity interests of the Company or any Included Subsidiary or obligating the Company or any Included Subsidiary to issue or sell any shares of capital stock or equity interests of, or any other interest in, the Company or any Included Subsidiary. Neither the Company nor any Included Subsidiary has any outstanding or authorized stock appreciation, phantom stock, profit participation, profits interests or similar rights or securities. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or any of the equity interests of any Included Subsidiary. No outstanding Shares or equity interests in any Included Subsidiary are subject to vesting or forfeiture rights or repurchase by the Company or any Included Subsidiary or any other Person.

(d) All issued and outstanding Shares and equity interests of each Included Subsidiary are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company or any Included Subsidiary is a party; and (iii) free of any Encumbrances created by the Company or any Included Subsidiary in respect thereof. All issued and outstanding Shares and all equity interests of each Included Subsidiary were issued in compliance with applicable Law and not in violation of any applicable Contract.

(e) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company or any Included Subsidiary were effected or undertaken in compliance with the Company Charter Documents or the organizational or governing documents of the applicable Included Subsidiary then in effect, each Contract to which the Company or any Included Subsidiary then was a party and in compliance with all applicable Law.

(f) The Company Reverse Stock Split was implemented in compliance with all applicable Laws and Contracts and, except as set forth on Section 3.10(a) of the Disclosure Schedules, no shareholder of the Company or other Person has asserted or threatened to assert any Action in connection therewith or as a result thereof.

Section 3.05 Subsidiaries. Section 3.05 of the Disclosure Schedules set forth the name of each Person that is the registered owner of any equity interests of each respective Included Subsidiary and the percentage of equity interests owned by such Person. Other than as set forth on Section 3.05 of the Disclosure Schedules and the Excluded Subsidiaries, the Company does not own, or have any direct or indirect interest in any shares or have an ownership interest in any other Person. As of immediately prior to the Effective Time, the Company will not own, or have any interest in any shares or have an ownership interest in any other Person, other than the Included Subsidiaries and all Excluded Subsidiaries.

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Section 3.06 Financial Statements. Copies of the Company’s consolidated financial statements consisting of the balance sheet of the Company as at December 30, 2018 and December 29, 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of the Company as at September 27, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended and the unaudited consolidated pro forma balance sheet of the Company and the Included Subsidiaries as of November 30, 2020 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Parent. Except as set forth on Section 3.06 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material in amount or significance) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company and its subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its subsidiaries for the periods indicated. The unaudited consolidated pro forma balance sheet of the Company and the Included Subsidiaries as of November 30, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities. The Company and its subsidiaries have no material Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount or significance.

Section 3.08 Contracts.

(a) Section 3.08(a) of the Disclosure Schedules lists all of the Contracts of each respective member of the Company Group, including each of the following types contracts or other agreements (such contracts listed on Section 3.08(a) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the applicable member of the Company Group without penalty or without more than 90 days’ notice;

(ii) all Contracts that require any member of the Company Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by any member of the Company Group of any Person or the assumption of any Tax, environmental or other Liability of any Person;

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(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any member of the Acquired Group is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) all Contracts relating to Indebtedness (including, without limitation, guarantees);

(viii) all Contracts that limit or purport to limit the ability of any member of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) any Contracts to which provide for any joint venture, partnership or similar arrangement;

(x) all collective bargaining agreements or Contracts with any union or other labor organization;

(xi) each Contract representing or governing any Related Party Arrangement; and

(xii) any other Contract that is material to any member of the Company Group and not otherwise disclosed on Section 3.08(a) of the Disclosure Schedules pursuant to this Section 3.08(a).

(b) Each Material Contract is valid and binding on the applicable member of the Company Group in accordance with its terms and is in full force and effect. Except as set forth on Section 3.08(b) of the Disclosure Schedules, no member of the Company Group, nor to the Knowledge of the Company, any other party thereto is in breach of, or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

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Section 3.09 Title to Assets; Real Property; Condition and Sufficiency of Assets.

(a) The Company and each Included Subsidiary has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets of the Company or such Included Subsidiary as reflected in the Financial Statements or acquired by the Company or such Included Subsidiary after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. Except as set forth on Section 3.09(a) of the Company Disclosure Schedules, all such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of any member of the Company Group;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of any member of the Company Group; or

(iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company or any Included Subsidiary.

(b) (i) no member of the Acquired Group owns any Real Property, and (ii) no member of the Acquired Group currently is a party to or a tenant or subtenant or has any Liabilities with respect to or under any lease for or with respect to real property.

(c) All material items of tangible personal property of the Company and the Included Subsidiaries are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The items of tangible personal property currently owned or leased by the Company and the Included Subsidiaries, together with all other properties and assets of the Company and the Included Subsidiaries, are sufficient for the continued conduct of the Company’s and each Included Subsidiary’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct such respective businesses as currently conducted, which business, for the avoidance of doubt, is solely as a holding company.

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Section 3.10 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.10(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by any member of the Company Group or affecting any of their respective properties or assets (or by or against any Affiliate thereof and relating to any member of the Company Group), or (ii) against or by any member of the Company Group that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred or circumstances exist that reasonably could give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any member of the Company Group or any of its respective properties or assets.

Section 3.11 Compliance with Laws; Permits.

(a) Each member of the Company Group has for the last five years materially complied and is in material compliance with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for any member of the Company Group to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full as and when due. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension, lapse or limitation of any such Permit.

Section 3.12 Employee Benefit Matters.

(a) Section 3.12(a) of the Disclosure Schedules contains a true and complete list of each benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of any member of the Company Group, current or former directors of any member of the Company Group or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by or on behalf of any member of the Company Group, or under which of any member of the Company Group has any material liability for premiums or benefits (each, a “Benefit Plan”).

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(b) Except as set forth in Section 3.12(b) of the Disclosure Schedules, each Benefit Plan and related trust complies in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Section 3.12(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to the Company’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject any member of the Company Group to a Tax under Section 4971 of the Code or the assets of any member of the Company Group to a lien under Section 430(k) of the Code.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). No member of the Company Group: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company or Parent under Section 4069 or Section 4212(c) of ERISA.

(d) Except as set forth in Section 3.12(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Section 3.12(e) of the Disclosure Schedules, (i) there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f) Except as set forth in Section 3.12(f) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Parent or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

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Section 3.13 Employment Matters.

(a) Section 3.13(a) of the Disclosure Schedules contains a list of all persons who are or during the prior three (3) years were employees, independent contractors or consultants of any member of the Company Group, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits, if any, provided to each such individual as of the date hereof. All compensation, including wages, commissions, bonuses, fees, fringe benefits and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed by such persons have been timely paid in full and there are no outstanding material Liabilities of any member of the Company Group with respect to any such matters or persons.

(b) No member of the Company Group is or ever has been a party to, or bound by, any collective bargaining or other agreement with a union, works council or other labor organization representing any of its Employees. Since January 1, 2016, there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any member of the Company Group. No member of the Company Group has a duty to bargain with any union, works council or other labor organization.

(c) Each member of the Company Group is and at all times has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by any member of the Company Group as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the members of the Company Group who are or have been classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are or were properly classified. Each member of the Company Group is in material compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions, suits, claims, investigations or other legal proceedings against any member of the Company Group pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee, consultant or independent contractor of any member of the Company Group, including, without limitation, any claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

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(c) Each member of the Company Group has complied with the WARN Act, and it has not undertaken and has any action in the future that would trigger the WARN Act.

Section 3.14 Taxes. Except as set forth in Section 3.14 of the Disclosure Schedules:

(a)

(i) Each member of the Company Group has timely filed all Tax Returns required to have been filed by or with respect to such entity and on or before the Closing Date will have timely filed all Tax Returns required to have been filed on or before the Closing Date. Such Tax Returns are true, complete and correct in all material respects. No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by any member of the Company Group (whether or not shown on any Tax Return) have been or will be timely paid.

(ii) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any member of the Company Group.

(iii) There are no ongoing Actions, suits, claims, investigations or other legal proceedings by any taxing authority against any member of the Company Group. Since December 31, 2016, no claim has been made by any Taxing authority in any jurisdiction where any member of the Company Group does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. There are no pending or threatened Actions by any Taxing authority.

(iv) Except as set forth in Section 3.14 of the Disclosure Schedules, no member of the Company Group is a party to any Tax-sharing agreement, Tax indemnity or Tax allocation agreement.

(v) Each member of the Company Group has complied with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing authority all amounts required to be so withheld and paid under applicable Tax Law. Each member of the Company Group has timely collected all sales, use and value added Taxes required to be collected by it, and the applicable member of the Company Group has timely remitted all such Taxes to the appropriate Tax Authorities.

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(b) The amount of each member of the Company Group’s Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements with respect to the applicable Member of the Company Group. The amount of each member of the Company Group’s Liability for unpaid Taxes for all periods following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes, and as adjusted for the passage of time) in accordance with the past Tax accrual custom and practice of the Company Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(c) Section 3.14 of the Disclosure Schedules sets forth:

(i) those taxable years for which examinations by taxing authorities are presently being conducted.

(ii) All assessments made, against any member of the Company Group as a result of any examinations by any taxing authority that have not been fully paid.

(d) Except as set forth on Section 3.14(d) of the Company Disclosure Schedules, there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any member of the Company Group.

(e) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any member of the Company Group which continue to be in effect after Closing Date.

(f) No member of the Company Group been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than for which the Company is the common parent). No member of the Company Group has any Liability for Taxes of any Person (other than another member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(g) No member of the Company Group will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

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(v) any election under Section 108(i) of the Code.

(h) No member of the Company Group is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(i) (w) No member of the Company Group is, nor at the relevant time under Section 965 of the Code was, a stockholder in any “deferred foreign income corporation” or “specified foreign corporation” within the meaning of Section 965 of the Code, and no member of the Company Group was, nor will it be, required to include any amount in its income as a result of the application of Section 965 of the Code. No member of the Company Group has made, nor is any expected to make, (A) any “base erosion payments” which have subjected it, or would reasonably be expected to subject it, to any Tax imposed by Section 59A of the Code or (B) payment of any “disqualified related party amounts” that would be subject it to the provisions of Section 267A of the Code.

(j) No member of the Company Group has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(k) No member of the Company Group is or has been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011 4(b)(2).

(l) There currently are no limitations on the utilization of Tax Assets or other similar Tax items of the Company Group, including under (i) Section 382 of the Code; (ii) Section 383 of the Code; (iii) Section 384 of the Code; (iv) Section 269 of the Code; (v) the Treasury Regulations under Section 1502 of the Code; or (vi) or any provision of state, local, or foreign Tax Law comparable to any of the foregoing, and the transactions contemplated by this Agreement will not cause there to be any such limitation.

(m) No member of the Company Group owes any amount to any equity holder or former equity holder (or an Affiliate) that is computed by reference to any Tax Asset, other than payments that are expressly contemplated by this Agreement.

(n) Section 3.14 of the Disclosure Schedules sets forth all foreign jurisdictions in which any member of the Acquired Group is subject to Tax, is engaged in business or has a permanent establishment.

(o) Each member of the Company Group has properly and timely remitted to the applicable Governmental Authority all amounts or property required to be remitted under escheat, abandoned or unclaimed property laws and no member of the Company Group currently holds any property subject to escheat.

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(p) Section 3.14 of the Disclosure Schedules contains a list of each loan or other financial assistance under the CARES Act or the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139) the Company has applied for or received (each a “Covid-19 Assistance Subsidy”). As of the Closing Date, loan forgiveness is available for the full amount of each such Covid-19 Assistance Subsidy. The Company was eligible to make such application and receive each such Covid-19 Assistance Subsidy, and has complied with all applicable conditions, including any applicable conditions to maintain eligibility for any available loan forgiveness, with respect to each such Covid-19 Assistance Subsidy.

Section 3.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any other member of the Company Group.

Section 3.16 Environmental Matters.

(a) Except as set forth on Section 3.16(a) of the Disclosure Schedules, each member of the Company Group and each predecessor thereto at all times has been in material compliance with all Environmental Laws and no member of the Company Group has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each member of the Company Group has obtained and at all times has been in material compliance with all Environmental Permits (each of which is disclosed in Section 3.16(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of any member of the Company Group and all such Environmental Permits are and shall remain in full force and effect through and notwithstanding the Closing

(c) No real property currently or formerly owned, operated or leased by any member of the Company Group or any predecessor thereto is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of any member of the Company Group or any predecessor thereto or any real property currently or formerly owned, operated or leased by any member of the Company Group or any predecessor thereto, and no member of the Company Group or any predecessor thereto has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of any member of the Company Group or any predecessor thereto (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any member of the Company Group or any predecessor thereto.

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(e) No member of the Company Group nor any predecessor thereto has retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

Section 3.17 Books and Records. The minute books and stock record books of the Company and each Included Subsidiary are complete and correct. At the Closing, all of the books and records of or relating to the Company and the Included Subsidiaries will be in the possession of the Company or the applicable included Subsidiaries.

Section 3.18 Related Party Arrangements. Except as set forth on Section 3.18 of the Disclosure Schedules, there are no Contracts (a) between (i) the Company or any Included Subsidiary, on the one hand, and (ii) any executive officer or director of any member of the Company Group or any equity holder of any member of the Company Group, including Andrew A. Wiederhorn, (or any of such Person’s family members (by blood, marriage or adoption) or trusts or entities established by or for their benefit of Mr. Wiederhorn or any such family members or any Affiliates or associates thereof) or any Excluded Subsidiary, on other hand (each of the foregoing, including the Company Loan Facility and the Tax Sharing Agreement, dated October 20, 2017, between the Company and Parent, a “Related Party Arrangement”). All obligations of the Company and any applicable Included Subsidiary under or pursuant to each Related Party Arrangement have been timely and fully satisfied in accordance with their respective terms, and neither the Company nor any Included Subsidiary will have any Liabilities thereunder or with respect thereto as of or after giving effect to the Closing.

Section 3.19 Insurance. Section 3.19 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the members of the Company Group (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and shall remain in full force and effect following and notwithstanding the Merger and the consummation of the other transactions contemplated by this Agreement. Neither the Company nor any Included Subsidiary has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid by the Company or the applicable Included Subsidiary prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the Company or any included Subsidiary or their respective assets or businesses pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No member of the Company Group is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

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Section 3.20 Intellectual Property.

(a) Section 3.20(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company Group IP Registrations, (ii) all unregistered Trademarks included in the Company Group Intellectual Property; and (iii) all other Intellectual Property used or held for use in the business of any member of the Company Group as currently conducted. Except as set forth on Section 3.20(a), no member of the Company Group owns or licenses any Intellectual Property.

(b) Section 3.20(b) of the Disclosure Schedules contains a correct, current and complete list of all Company Group IP Agreements, separately identifying the Company IP Group Agreements: (i) under which any member of the Company Group is a licensor or otherwise grants to any Person any right or interest relating to any Company Group Intellectual Property; (ii) under which any member of the Company Group is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to any member of the Company Group’s ownership or use of Intellectual Property. The conduct of the business of the members of the Company Group as currently and formerly conducted, including the use of the Company Intellectual Property and any Licensed Intellectual Property in connection therewith, has not materially infringed, misappropriated or otherwise materially violated the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Group Intellectual Property or Licensed Intellectual Property.

(c) The Company and each Included Subsidiary has materially complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information.

Section 3.21 Absence of Changes. Since September 27, 2020, there has not been, with respect to any member of the Company Group, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of any member of the Company Group;

(c) other than the Reverse Stock Split, any split, combination or reclassification of any shares of its capital stock;

(d) incurrence, assumption or guarantee of any material Indebtedness;

(e) material damage, destruction or loss (whether or not covered by insurance) to its property;

(f) acceleration, termination, breach, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company or any Included Subsidiary is a party or by which they or their respective assets are or may be bound;

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(g) except for this Agreement or the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(h) action by any member of the Company Group to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Tax period or portion thereof ending after the Closing Date; or

(i) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.22 Customers and Suppliers. There are no customers of any member of the Company Group. Other than obtaining tax, legal and accounting services in the ordinary course of business, there are no suppliers of any member of the Company Group to whom any member of the Company Group has paid any material consideration for goods or services rendered in either of the two most recent fiscal years.

Section 3.23 Accounts Receivable. Any accounts receivable reflected on the Interim Balance Sheet and any accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the members of the Company Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the members of the Company Group not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. Any reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the members of the Company Group have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.24 Inventory. No member of the Company Group has or holds any inventory, including any inventory or similar items held on a consignment basis.

Section 3.26 Solvency. As of the Effective Time, and after giving effect to the Merger and the consummation of the other transactions contemplated hereby, each of the Holder and each Excluded Subsidiary is and shall be Solvent on an individual and consolidated basis.

Section 3.27 Independent Investigation. The Holder and the Company have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Parent, and each acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent for such purpose. Each of the Holder and the Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, each of the Holder and the Company has relied solely upon its own investigation and the express representations and warranties of Parent set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither Parent nor any other Person has made any representation or warranty as to Parent or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

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Section 3.28 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives (including any information, documents or material delivered to Parent, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Article IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing.

Section 4.01 Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Parent or the certificate of formation or limited liability company agreement of Merger Sub; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Parent or Merger Sub is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby and thereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby and thereby.

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Section 4.03 Capitalization.

(a) Section 4.03(a) of the Disclosure Schedules set forth, as of the date hereof, the authorized capital stock of Parent.

(b) Except as disclosed on Section 4.03(b) of the Disclosure Schedules or in Parent’s public filings with the Securities and Exchange Commission, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or any other interest in, Parent.

(c) All shares of Parent Common Stock to be issued pursuant to and in accordance with this Agreement will be, upon such issuance, (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the charter documents of Parent or any agreement to which Parent is a party; and (iii) free of any Encumbrances created by Parent in respect thereof.

Section 4.04 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with or anticipation of the transactions contemplated hereby.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and each acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group for such purpose. Each of Parent and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, each of Parent and Merger Sub has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither the Company nor any other Person has made any representation or warranty as to any member of the Company Group or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

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Section 4.08 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Parent nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, including any representation or warranty as to the accuracy or completeness of any information regarding the Parent furnished or made available to the Holder, the Company or their respective Representatives (including any information, documents or material delivered or made available to the Holder, the Company or their respective Representatives in any form in expectation of the Merger or the other transactions contemplated hereby) or as to the future revenue, profitability or success of Parent or any representation or warranty arising from statute or otherwise in law.

Article V

Covenants

Section 5.01 Conduct of Business Prior to the Effective Time. From the date hereof until the Closing, except for the Reorganization or as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall and shall cause the other members of the Company Group to (a) conduct the business of the Company Group in the ordinary course of business consistent with past practice, and (b) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company Group and to preserve the rights, franchises, goodwill and relationships of its employees, lenders, suppliers, regulators and others having business relationships with the Company Group. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall and shall cause each other member of the Company Group to:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in all material respects in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

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(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.21 to occur.

Section 5.02 Stockholders Notification. Promptly following, but in no event later than one (1) Business Day after the date of this Agreement, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the written consent of the Stockholders representing the Requisite Company Vote (the “Written Consent”). The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 264 of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company, and (iii) notify such Stockholders of their appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of Delaware Law and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 5.02 shall be subject to Parent’s advance review and reasonable approval.

Section 5.03 Resignations. The Company shall deliver to Parent written resignations, effective as of the Effective Time, of the officers and directors of the Company and each Included Subsidiary.

Section 5.04 Director and Officer Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any included Subsidiary, as provided in the certificate of incorporation or by-laws of the Company or such included Subsidiary, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms.

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(b) The Surviving Company shall, and Parent shall cause the Surviving Company to (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Surviving Company may substitute therefor policies, of substantially equivalent coverage and amounts and containing terms and conditions that are not materially less advantageous in the aggregate to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with substantially equivalent coverage and amounts, and containing terms and conditions that are not materially less advantageous in the aggregate to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement).

(c) The obligations of Parent and the Surviving Company under this Section 5.04 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.04 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.04 applies shall be third-party beneficiaries of this Section 5.04, each of whom may enforce the provisions of this Section 5.04).

(d) In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.04.

Section 5.05 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.06 Closing Conditions; Further Assurances. From the date hereof until the Closing, each party hereto shall use their respective commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. In addition, the parties acknowledge and agree that the foregoing covenant contemplates, and Parent may require the Holder to cause, the transfer of the Coles Trademark (Reg No 4961552) by Coles Backyard Grill Franchising LLC to Homestyle Dining, LLC at any time from and after the Closing for no additional consideration.

Section 5.07 Tax Consequences. The Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Absent a final “determination” to the contrary, within the meaning of Section 1313(a) of the Code, each Party will treat the Merger as such on its U.S. federal income tax returns.

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Section 5.08 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Parent when due. Parent shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.

Section 5.09 Registration.

(a) In the event Parent receives a written request from the Holder to register any of the Merger Consideration as identified in such request (such Parent Common Stock, the “Registrable Securities”) that the Parent register the Registrable Securities under the Securities Act, Parent will use commercially reasonable efforts to register the Registrable Securities with its next registration statement on Form S-1 or other appropriate form in the sole discretion of the Parent (the “Registration Statement”) and ensure that registration of the Registrable Securities becomes effective as soon as practical after such filing date and thereafter to keep the Registration Statement effective. Holder agrees to use commercially reasonable efforts to include in its request to register Registrable Securities the shares of Parent Company Stock received by stockholders pursuant to this Agreement and not held by Holder (such efforts shall include contacting such stockholders at least five days prior to the filing of a Registration Statement).

(b) Registration Expenses. Parent shall pay all reasonable and customary fees and expenses incident to the performance of or compliance with this Section 5.09, including without limitation (i) all registration and filing fees and expenses, including without limitation those related to filings with the SEC, in connection with applicable state securities or “Blue Sky” laws, and to the Nasdaq Stock Market, (ii) printing expenses (it being understood that Parent, at its option, may provide each holder of Registrable Securities with electronic copies of any prospectus or supplement), (iii) fees and disbursements of counsel for Parent and (iv) fees and expenses of all other Persons retained by Parent in connection with the consummation of the transactions contemplated by this Section 5.09.

(c) Rule 144. Until such time as the Registrable Securities are eligible for unlimited resale pursuant to Rule 144 under the Securities Act, Parent agrees to use commercially reasonable efforts:

(i) to comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about Parent; and

(ii) to file with the SEC all reports and other documents required of Parent under the Securities Act and the Exchange Act (at any time it is subject to such reporting requirements).

Section 5.10 Third Party Consents. The Company and Parent each shall use commercially reasonable efforts to timely give all notices to, and timely obtain all consents from, all third parties that are described in Section 3.03 and Section 4.02 of the Disclosure Schedules.

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Section 5.12 Reorganization. Prior to the Closing, the Holder will transfer or cause the transfer to Fatburger Corporation, a Delaware corporation, in compliance with all applicable Laws and Contracts of all rights title and interest in and to all subsidiaries or other Persons in which the Company has any direct or indirect interest (other than the Included Subsidiaries and the Parent), including the Excluded Subsidiaries (the foregoing transactions, collectively, the “Reorganization”).

Section 5.13 Transfers of Parent Common Stock by Holder. From and after the Effective Time until the fifth anniversary of the Effective Time, Holder shall retain Parent Common Stock having a fair market value of at least $20,000,000; provided that once the first two matters listed on Schedule 6.02(i) are finally resolved and the Holder has satisfied in full its indemnification obligations with respect thereto, such amount shall be reduced to $10,000,000 (after giving effect to the final resolution of such matters and the Holder’s payment in full of its indemnification obligations with respect thereto). Notwithstanding the foregoing, Holder may request that a majority of the disinterested directors of the board of directors of Parent consider having the foregoing amounts reduced based in their collective discretion taking into factors such directors deem relevant.

Section 5.14 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Parent’s receipt of information pursuant to this Section 5.13 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 6.02) and shall not be deemed to amend or supplement the Disclosure Schedules.

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Section 5.16 Post-Closing Actions. The Holder hereby covenants and agrees that prior to the third anniversary of the Effective Time it shall not directly or indirectly transfer Parent Common Stock (including by virtue of a transfer of ownership of the Holder) if, to the knowledge of Holder after consultation with Holder’s and with Parent’s tax advisor, the result thereof would be to cause Parent to have an “ownership change” within the meaning of Section 382 of the Code; provided, that a majority of the disinterested directors of the board of directors of Parent may in their collective discretion waive the provisions of this Section 5.16 with respect to any proposed transfer.

Article VI

Indemnification

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 24 months after the Closing Date; provided, that (a) (i) the representations and warranties in Section 3.01 (Organization and Qualification of the Company), Section 3.02 (Authority; Board Approval), Section 3.03 (No Conflicts; Consents), Section 3.04 (Capitalization), Section 3.05 (No Subsidiaries), and Section 3.15 (Brokers) (the foregoing representations and warranties referenced in this clause (a)(i), together the “Company Fundamental Representations”) and (ii) the representations in Section 4.01 (Organization and Authority of Parent and Merger Sub), Section 4.02 (No Conflicts, Consents), Section 4.03 (Capitalization) and Section 4.05 (Brokers) (the foregoing representations and warranties referenced in this clause (a)(ii), together the “Parent Fundamental Representations”), shall in each case survive the Closing and shall remain in full force and effect until the date that is five years after the Closing Date and (b) the representations and warranties in Section 3.14 (Taxes) and Section 3.16 (Environmental Matters) shall survive the Closing and shall remain in full force and effect for five years after the Closing Date. All covenants or other agreements contained in this Agreement shall survive the Closing Date for five years or for the period explicitly specified by their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.02 Indemnification By the Holder. Subject to the other terms and conditions of this Article VI, the Holder shall indemnify Parent and the Surviving Company against, and shall hold Parent and the Surviving Company harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Parent based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company or the Holder contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Holder pursuant to this Agreement;

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(c) any Indebtedness of the Company or any Included Subsidiary other than Indebtedness reflected or reserved against with respect to the Acquired Group on the Financial Statements;

(d) Liabilities directly relating to or arising from the acts or omissions of any member of the Company Group, or any fact, event, circumstance or Proceeding relating to any member of the Company Group existing or arising (or based on facts or circumstances existing or arising), on or prior to the Closing Date, including the Reverse Stock Split, other than the matters reflected or reserved against with respect to the Acquired Group on the Financial Statements;

(e) any Pre-Closing Taxes to the extent that such Pre-Closing Taxes were not accrued for or reserved against with respect to the Company Group in the Financial Statements;

(f) any claim made by any Stockholder other than the Holder relating to such Person’s rights with respect to the Merger Consideration or the calculation or form thereof;

(g) any amounts paid or payable to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares, and any Losses suffered or incurred by Parent or the Surviving Company as a result of or in connection with any Proceeding relating to such Dissenting Shares or the rights or purported claims of the holders thereof;

(h) Liabilities directly relating to or arising from the Excluded Subsidiaries; and

(i) any of the matters set forth on Section 6.02(i) of the Disclosure Schedules.

Section 6.03 Indemnification By Parent. Subject to the other terms and conditions of this Article VI, and subject to Section 6.06, Parent shall indemnify each Stockholder against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Stockholder based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

Section 6.04 Certain Limitations. The party making a claim under this Article VI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”. For purposes of this Article VI, (a) if the Parent or the Surviving Company is the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Holder, and (b) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall, without limiting Section 6.06, be deemed to refer to the Holder. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

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(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02(a) or Section 6.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) or Section 6.03(a) exceeds $50,000 (the “Deductible”), in which event the Indemnifying Party shall be required to pay and be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which each Indemnifying Party shall be liable under Section 6.02(a) or Section 6.03(a), as the case may be, shall not exceed $10,000,000. Notwithstanding the foregoing, the Deductible and other limitations set forth in this Section 6.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Company Fundamental Representations or Parent Fundamental Representations, (ii) any other matter for which indemnification is required hereunder other than any inaccuracy in or breach of a representation and warranty of an Indemnifying Party or (iii) fraud.

(b) Payments by an Indemnifying Party pursuant to Section 6.02 or Section 6.03 in respect of any Loss shall be limited to the amount of Losses that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses, but shall not be required to pursue such insurance policies or indemnity, contribution or similar payments or exhaust such alternative remedies or sources of recovery prior to seeking indemnification under this Agreement.

(c) For purposes of Section 6.02(a) or Section 6.03(a), references to “material,” “materiality” or “Material Adverse Effect” (other than such references in Section 3.21(a) and any references to the term “Material Contracts”) shall be disregarded for the purposes of determining the existence of any inaccuracy in or breach of any representations of warranties in this Agreement and the amount of Losses based upon, arising out of, with respect to or by reason of any such inaccuracy or breach.

(d) Payments by an Indemnifying Party pursuant to Section 6.02 or Section 6.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized with respect to the taxable year in which the Loss occurs as a result of such Loss by the Indemnified Party subject to the limitations set forth therein.

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Section 6.05 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Holder and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 6.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Holder covenants and agrees that any payment received by Holder as the Indemnified Party shall be held in trust by the Holder and promptly distributed by the Holder pro rata to the Stockholders based upon the respective portions of the Merger Consideration to which they respectively were entitled pursuant to the Merger.

Section 6.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 6.08 Exclusive Remedies. Subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, except with respect to Section 9.12, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except for claims to enforce or pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12 or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

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Article VII

TERMINATION

Section 7.01 Termination. Notwithstanding any approval of the Stockholders or the Parent as the sole member of Merger Sub, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company if:

(i) neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or Holder pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by the Company or the Holder within ten Business Days of the Company’s receipt of written notice of such breach from Parent; or

(ii) any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by January 31, 2021, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Parent if:

(i) the Company or Holder is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten Business Days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by January 31, 2021, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Parent or the Company if:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii) If the Merger shall not have been consummated by July 31, 2021.

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Section 7.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article VII and Article IX hereof; and

(b) that nothing herein shall relieve any party hereto from any Liability for or arising from any pre-termination breach of any provision hereof.

Article VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of all Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The Merger and this Agreement shall have been duly approved and adopted by the Requisite Company Vote and such approval and adoption shall remain in full force and effect.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 8.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Company Fundamental Representations, the representations and warranties of the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the Payment Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects)with the same effect as though made at and as of the Payment Date , except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect. The Company Fundamental Representations shall be true and correct in all material respects in accordance with their terms on and as of the Payment Date with the same effect as though made at and as of the Payment Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

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(c) The Company shall have delivered or shall be prepared to deliver at the Closing each of the closing deliverables set forth in Section 2.03(a) that have not been delivered prior to the Closing.

(d) Parent’s certificate of incorporation and/or certificate of designation of the Parent Preferred Stock shall have been amended to authorize sufficient shares of Parent Preferred Stock to allow the implementation of the Parent Preferred Stock Issuance and the Parent Preferred Stock Issuance shall have been effected.

Section 8.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Parent Fundamental Representations, the representations and warranties of Parent and Merger Sub contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the Payment Date with the same effect as though made at and as of the Payment Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Parent. The Parent Fundamental Representations shall be true and correct in all material respects on and as of the Payment Date with the same effect as though made at and as of the Payment Date.

(b) Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b) that have not been delivered prior to the Closing.

Article IX

Miscellaneous

Section 9.01 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent.

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Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Company:	Fog Cutter Capital Group Inc. 9720 Wilshire Blvd, Suite 500 Beverly Hills, CA 90212 E-mail: RRoe@fatburger.com Attention: Ron Roe

with a copy to:	Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, WI 53202-5306 E-mail: BRikkers@foley.com Attention: Benjamin Rikkers

If to Parent or Merger Sub:	FAT Brands Inc. 9720 Wilshire Blvd, Suite 500 Beverly Hills, CA 90212 E-mail: rhershinger@fatbrands.com Attention: Rebecca D. Hershinger

with a copy to:	Loeb & Loeb LLP 10100 Santa Monica Boulevard Suite 2200 Los Angeles, CA 90067 E-mail: asussman@loeb.com Attention: Allen Sussman

If to Holder:	9720 Wilshire Blvd, Suite 500 Beverly Hills, CA 90212 E-mail: andy.wiederhorn@fccgi.com

Section 9.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 9.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant provided that the relevance of the disclosure to each such other Section of this Agreement is reasonably apparent on its face. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09 No Third-Party Beneficiaries. Except as provided in Section 5.04, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders or of Parent as the sole stockholder of Merger Sub, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12 Specific Performance. The parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek to obtain specific performance of the terms hereof without any requirement to post a bond, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

FAT BRANDS INC.

By:	/s/ Rebecca D. Hershinger
Name:	Rebecca D. Hershinger
Title:	Chief Financial Officer

FOG CUTTER ACQUISITION, LLC

By:	/s/ Rebecca D. Hershinger
Name:	Rebecca D. Hershinger
Title:	Authorized Signatory

FOG CUTTER CAPITAL GROUP INC.

By:	/s/ Ron Roe
Name:	Ron Roe
Title:	CFO

FOG CUTTER HOLDINGS, LLC

By:	/s/ Ron Roe
Name:	Ron Roe
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]